Exhibit 99.1

News Release Contacts: Investor Relations: (281) 776-7575 ir@tailoredbrands.com Julie MacMedan, VP, Investor Relations Tailored Brands, Inc.

For Immediate Release

TAILORED BRANDS APPOINTS DINESH LATHI AS PRESIDENT AND CEO AND

THEO KILLION AS CHAIRMAN OF THE BOARD

FREMONT, CA — March 28, 2019 — Tailored Brands, Inc. (NYSE: TLRD) today announced that Dinesh Lathi has been appointed President and Chief Executive Officer and Theo Killion has been appointed Chairman of the Board of Directors, both effective immediately.

Mr. Lathi has served as Chairman of Tailored Brands since March 2017, Executive Chairman since August 2018, and has been a member of the Tailored Brands board of directors since March 2016.  Mr. Killion has served as Lead Independent Director since August 2018 and joined the Company’s board of directors in June 2017.

“Following a robust and thorough search process, the board is pleased to appoint Dinesh as President and CEO of Tailored Brands,” said Mr. Killion.  “Dinesh has demonstrated a deep commitment to building and leading a customer-obsessed company that empowers our talented employees with technology, data, and the creative resources needed to exceed customer expectations and position Tailored Brands for long-term sustainable growth.”

“After spending extensive time with our employees in the communities we serve across all of our operations, and getting a better understanding of how we can rapidly evolve our business to meet our customers’ needs and wants, I am excited to assume the role of President and CEO,” said Mr. Lathi.  “Our goal is to be the trusted partner to our customers who want to look and feel their best for moments that matter.  To deliver on this promise, we are aligned around three core growth strategies: personalized products and services, seamless and inspiring experiences in and across every channel, and brands that stand for more than just price.  I look forward to sharing an update on our progress during our first quarter results conference call in June.”

“We are pleased to appoint Theo as Chairman,” said Tailored Brands’ Nominating and Corporate Governance Committee Chairperson Irene Chang Britt.  “During his tenure as CEO of Zale Corporation, Theo led a turnaround effort, which included growing shareholder value by $850 million and delivering 14 quarters of positive comparable store sales.  Theo’s extensive merchandising and retail experience provides a strong complement to Dinesh’s deep e-commerce and digital background, and this combination will prove invaluable as we set Tailored Brands on a course for growth.”

“I am honored to be appointed to the role of Chairman.  I have tremendous confidence in our board, our executive leadership team and our ability to deliver value to our shareholders,” said Mr. Killion.

About Dinesh Lathi

Mr. Lathi was elected to the Tailored Brands Board of Directors in March 2016 and was appointed Non-Executive Chairman in March 2017 and Executive Chairman in August 2018.  He is also a member of the Five Below, Inc. Board of Directors.  Mr. Lathi was the Chief Executive Officer of One Kings Lane, Inc. from April 2014 until June 2016.  Prior to One Kings Lane, Mr. Lathi spent seven years in various senior executive roles at eBay, Inc and eight years in investment banking and private equity.

About Theo Killion

Mr. Killion has served on the Tailored Brands Board of Directors since June 2017, as Compensation Committee Chair and as a member of the Nominating and Governance Committee.  Since August 2018, he has served as Lead Independent Director.  Mr. Killion also serves on the board of Claire’s Stores, Inc. and non-profit A Better Chance.  He previously served on the boards of Express Inc. where he was a member of the Compensation Committee and Nominating and Governance Committee, and Libbey, Inc. where he served on the Audit Committee and Compensation Committee.  Mr. Killion was the Chief Executive Officer of Zale Corporation from 2010 to 2014 and has over 40 years of experience in operating roles at such iconic retailers as Tommy Hilfiger, Limited Brands, The Home Shopping Network and Macy’s.

About Tailored Brands, Inc.

As the leading specialty retailer of men’s tailored clothing and largest men’s formalwear provider in the U.S. and Canada, Tailored Brands helps men love the way they look for work and special occasions.  We serve our customers through an expansive omni-channel network that includes over 1,400 stores in the U.S. and Canada as well as our branded e-commerce websites.  Our brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.  We also operate an international corporate apparel and workwear group consisting of Dimensions, Alexandra and Yaffy in the United Kingdom and Twin Hill in the United States.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com,  www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.dimensions.co.uk, www.alexandra.co.uk and www.twinhill.com.

This press release contains forward-looking information, including the Company’s statements regarding its ability to exceed customer expectations and position Tailored Brands for long-term sustainable growth, and to deliver value for our shareholders. In addition, words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “guidance,” “may,” “projections,” and “business outlook,” variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors. Factors that might cause or contribute to such differences include, but are not limited to: actions or inactions by governmental entities; domestic and international macro-economic conditions; inflation or deflation; the loss of, or changes in, key personnel; success, or lack thereof, in formulating or executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives and revenue enhancement strategies; changes in demand for clothing or rental product; market trends in the retail business; customer confidence and spending patterns; changes in traffic trends in our stores; customer acceptance of our merchandise strategies, including custom clothing; performance issues with key suppliers; disruptions in our supply chain; severe weather; foreign currency fluctuations; government export and import policies; advertising or marketing activities of competitors; the impact of cybersecurity threats or data breaches; legal proceedings; and the impact of climate change.

Forward-looking statements are intended to convey the Company’s expectations about the future, and speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law. However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all written or oral forward-looking statements that are made by or attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

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